Exhibit 99.1

Ventrus Biosciences Announces Exercise of Underwriters’ Over-Allotment Option and Closing of $51.75 Million Underwritten Registered Offering

NEW YORK, July 19, 2011 (GLOBE NEWSWIRE) -- Ventrus Biosciences, Inc. (“Ventrus”) (Nasdaq:VTUS), a pharmaceutical company focused on developing and commercializing gastrointestinal products, announced that it closed today its previously announced underwritten registered offering of 5,175,000 shares of common stock at a price to the public of $10.00 per share for gross proceeds to Ventrus of $51.75 million.  The shares include 675,000 shares of common stock sold pursuant to the over-allotment option granted by Ventrus to the underwriters, which option was exercised in full.  Ventrus expects to receive approximately $47.5 million in net proceeds from the offering, after deducting underwriting and financial advisory fees and estimated offering expenses.

Leerink Swann LLC and Lazard Capital Markets LLC acted as joint book-running managers for the offering.  National Securities Corporation and Rodman & Renshaw, LLC acted as co-managers.  Torreya Capital, a division of the Financial West Investment Group, acted as financial advisors.

A registration statement relating to the offering was filed with and declared effective by the Securities and Exchange Commission.  The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting the Securities and Exchange Commission website at http://www.sec.gov/ or by contacting Leerink Swann LLC, 37th Floor, One Federal Street, Boston, MA 02110, Attn: Syndicate Department, or by calling (800) 808-7525, Ext. 4814, or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, or by calling (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically hemorrhoids, anal fissures and fecal incontinence. There are approximately 12.5 million Americans suffering from hemorrhoids, 7 million from fecal incontinence and over 4 million from anal fissures. Our lead product, Inferanserin (VEN 309) is a new chemical entity, or NCE, for the topical treatment of hemorrhoids, which targets a specific serotonin receptor (5HT2A) thought to be important in the disease.

Our additional product candidate portfolio consists of two in-licensed late-stage drugs intended to treat anal fissures (VEN 307) and fecal incontinence (VEN 308). These candidates are two molecules that were previously approved and marketed for other indications and that have been formulated into our proprietary topical treatments for these new gastrointestinal indications.

Forward-Looking Statements

The information provided herein contains estimates and other forward-looking statements regarding future events.  Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially.  These risks and uncertainties include, among others:  the Company’s estimate of net proceeds from the underwritten registered offering; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; the cost, timing and results of clinical trials and other development activities involving our product candidates; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to retain and hire necessary employees and to staff our operations appropriately; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties.  The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACT:	Ventrus Biosciences Inc.
David Barrett
212-554-4506
dbarrett@ventrusbio.com